Exhibit 10.1

                  Changes to Director Compensation Arrangement

Effective May 25, 2005, the Board of Directors of Peoples Bank of Kent County, Maryland (the "Bank") increased the fees paid to directors for attending regular Board meetings and committee meetings. Non-employee directors of the Bank's
Board now receive $390 (previously $365) for each regular Board meeting attended; the Chairman and the Secretary now receive $400 (previously $375) and $395 (previously $370), respectively, for each regular Board meeting attended; non-employee members of the Executive Committee now receive $265 (previously $250) for each committee meeting attended, except for the Chairman of that committee who now receives $275 (previously $260) for each committee meeting attended; and members of all other committees now receive $180 (previously $170) for each committee meeting attended, except that non-employee members of the Pension/Profit Sharing 401(k) Committee now receive only an annual retainer fee of $200 (previously $190). No change was made to the annual retainer fee, which remains at $1,000.